Exhibit 99.1

DCP MIDSTREAM ANNOUNCES DISTRIBUTION, CAPITAL, AND COST REDUCTIONS

DENVER, March 23, 2020 (GLOBE NEWSWIRE) – Today, in response to extraordinary and volatile market conditions, DCP Midstream, LP (NYSE: DCP) announced the following decisive actions.

First, the board of directors of its general partner approved a plan to reduce quarterly distributions to its common unitholders to $0.39 per unit or $1.56 annually, beginning with the first quarter 2020 distribution, payable in May 2020. This 50% distribution reduction results in $325 million of cash that will be fully utilized to reduce leverage and strengthen the balance sheet.

Second, DCP will reduce its 2020 growth capital program by 75%, to approximately $150 million for the year, down from a guidance midpoint of $600 million. This remaining capital spend is required for necessary and strategic projects that are already underway. The $450 million growth capital reduction includes the strategic decision to defer a 30% ownership option in Phillips 66’s Sweeny Frac 2 and 3 projects, which was projected to be exercised at the end of 2020. Although DCP does not expect to exercise the option in 2020, Phillips 66 and DCP are considering an option in later years that would be mutually beneficial for both companies. Additional growth capital reductions have been made on a basin-specific basis. Looking to 2021, DCP has provided a growth capital range of $50 million to $150 million and the company anticipates targeting the low end of the range.

Third, through targeted cost and sustaining capital reductions, DCP expects to minimize the negative impact of the commodity price environment by approximately $80 to $100 million in 2020. To achieve this goal, DCP plans to lower costs by at least $50 million enterprise-wide, reduce sustaining capital by $30 million, and further drive DCP 2.0 innovation efforts by up to $20 million to improve cash flows.

DCP remains focused on the health and safety of its people, customers, vendors, and communities as the company’s top priority during the COVID-19 outbreak. DCP has implemented pandemic response and business continuity plans to prevent illness and provide reliable and safe operations, while maintaining regular communication with customers.

“In response to current unprecedented market conditions, DCP has taken aggressive action to optimize over $850 million in cash flows to improve our leverage and liquidity, and position the company for long-term success.” said Wouter van Kempen, chairman, president, and CEO of DCP Midstream. “The decision to reduce our distribution was not taken lightly, but with a focus on long-term value creation, we believe it is in the best interest of our unitholders, employees, and the company. Our business remains strong, with no disruptions in operations, and these decisive actions will enable DCP to maintain and strengthen our balance sheet and continue to serve our customers well.”

With these actions, DCP anticipates liquidity of $700 million to $1 billion at the end of 2020. DCP currently maintains more than $500 million of liquidity, having recently extended and strengthened its credit facility with decreased fees through 2024. The company’s next bond maturity is n ot due until September 2021 and there are no foreseeable needs to access the equity or debt markets. Additionally, for 2020, DCP previously announced that 31% of the 2020 equity length is hedged at attractive pricing, and 24% of the 2021 open position is now protected through DCP’s targeted hedging program.

DCP’s customer base is well-diversified and within the company’s top 20 customers, who represent 55% of revenue, approximately 75% of the companies are investment grade, mostly A rated. Additionally,

where producers are delivering into DCP’s gathering and processing systems, DCP is generally in a net payable position where it holds the commodities or cash thereby limiting counterparty exposure. DCP also maintains contract structures with adequate assurance provisions to minimize credit exposure.

DCP expects to provide an update to its 2020 guidance during its first quarter earnings call in May.

ABOUT DCP MIDSTREAM, LP
DCP Midstream, LP (NYSE: DCP) is a Fortune 500 midstream master limited partnership headquartered in Denver, Colorado, with a diversified portfolio of gathering, processing, logistics and marketing assets. DCP is one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. The owner of DCP’s general partner is a joint venture between Enbridge and Phillips 66. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.

FORWARD-LOOKING STATEMENTS
This document may contain or incorporate by reference forward-looking statements regarding DCP Midstream, LP (the “Partnership” or “DCP”) and its affiliates, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, forecasted, projected or expected.
The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports most recently filed with the Securities and Exchange Commission, including its most recent Forms 10-Q and 10-K. Investors are encouraged to consider closely the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable securities laws. Information contained in this document speaks only as of the date hereof, is unaudited, and is subject to change.

Investor and Media Relations
Sarah Sandberg
303-605-1626
scsandberg@dcpmidstream.com